Exhibit 99.6

     Quintek Technologies, Inc. Adds New Member to Strategic Advisory Board

Wednesday April 30, 4:35 pm ET

CAMARILLO, Calif., April 30, 2003 (PRIMEZONE) -- Quintek Technologies, Inc. (OTC BB:QTEK.OB - News) is pleased to announce that it has added Jeff Gravatte to its newly established Strategic Advisory Board.

Gravatte is currently the President and CEO of CADD Microsystems, Inc. (CMI). CMI, based in Alexandria, VA, is the largest reseller of AutoCAD software on the East Coast and the largest supplier of CAD training services and sales to the U.S. government. Gravatte's chief responsibility at CMI is to develop and nurture primary corporate relationships with leading technology innovators like Microsoft (NasdaqNM:MSFT- News), AutoDesk (NasdaqNM:ADSK
 - News) and Hewlett Packard (NYSE:HPQ - News).

Gravatte, along with Robert Steele, the newly appointed Chairman and CEO of Quintek, co-founded CMI over 15 years ago. Gravatte has been instrumental in keeping CMI at the forefront of its industry and fostering the corporate relationships necessary to maintain its leadership role.

Steele commented, "I am honored that Jeff has accepted the opportunity to advise us in our efforts. CAD has become the standard method for drafting and Quintek offers the only chemical-free desktop solution for printing computer files directly to the widely accepted microfilm format of aperture cards." Steele further commented, "The knowledge and relationships Jeff has developed over the past 15 years at CMI could prove to be of great value to Quintek."

About the Strategic Advisory Board

Quintek's Strategic Advisory Board consists of individuals who are either active in their industry, influential members of the business community and/or professionals that possess specific knowledge or resources that could benefit the Company. Individuals from the Strategic Advisory Board may be invited to become members of Quintek's Board of Directors.

For information on the other members of the Strategic Advisory Board, please see the press release dated April 11, 2003 or visit the Company's website at http://www.quintek.com.

About Quintek

Quintek is the only manufacturer of a desktop microfilm printer. The company currently sells hardware, software and services for printing large format drawings such as blueprints and CAD files (Computer Aided Design) directly to microfilm. Quintek does business in the content and document management services market, forecast by IDC Research to grow to $2.4 billion by 2006 at a combined annual growth rate of 44%. Quintek targets the aerospace, defense and AEC (Architecture, Engineering and Construction) industries.

Quintek's printers are patented, modern, chemical-free, desktop-sized units with an average sale price of over $50,000. Competitive products for direct output of computer files to microfilm are more expensive, large, specialized devices that require constant replenishment and disposal of hazardous chemicals.

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"Safe-Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995

This press release contains  forward-looking  information  within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Quintek to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Quintek's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and any subsequent reports filed with the SEC under the Exchange Act. This press release speaks as of the date first set forth above and Quintek assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.

Contact:

          Quintek
          Andrew Haag, Chief Financial Officer
          (805) 383-3914, ext. 14
          ahaag@quintek.com

          Investor Relations:
          Cinapsys, Inc.
          Todd Gilligan, Director
          866-EASY-IRM

          Direct (714) 542-2785
          todd@wallstreetaudio.com
          TwoTrades.com
          (888) 577-6898
          qtek_pr@twotrades.com

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